Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Amendment No. 1 to Form S-3 (File No. 333-212134) of our report dated March 8, 2016, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Irvine, CA

July 25, 2016